Exhibit 99.1

PORTER BANCORP, INC. HOLDS ANNUAL MEETING
Shareholders Elect Eight Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 22, 2013--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders elected eight directors, approved a non-binding advisory vote on the compensation of the company’s executives, approved an amendment to the 2006 Stock Incentive Plan, and approved an amendment to the 2006 Non-employee Director Incentive Stock Plan at its annual meeting of shareholders.

In comments made at the shareholders’ meeting, John T. Taylor, President of Porter Bancorp, stated, “We continue to make solid progress in the enhancement of our risk management infrastructure by expanding our credit management team and strengthening our loan review process.  We remain focused on reducing the bank’s non-performing assets and believe this will be an important part in restoring Porter Bancorp’s future earnings.

“We believe we have excellent opportunities to unlock the value in Porter Bancorp’s franchise by improving the operational efficiency of our banks across our twelve markets in Kentucky, solidifying our strong market share in our rural markets and focusing our growth in the metropolitan markets of Louisville, Lexington, Owensboro and Bowling Green. We are targeting small to medium sized commercial and industrial customers in these markets for loan growth, building fee income and reducing our cost of funds.

“We also remain focused on restoring our capital structure to comply with our regulatory commitments and support our future growth.  We believe the restoration of our earnings along with a strategic capital raise will be integral to our success.  We are working closely with our investment bankers, our Board of Directors, key shareholders, and our regulators to execute our capital plan,” concluded Mr. Taylor.

At the meeting, shareholders elected the following as directors to serve for a one-year term:

●	Maria L. Bouvette – Chairman of the Board and Chief Executive Officer of Porter Bancorp, Inc.

●	David L. Hawkins – CPA, farmer and private investor

●	W. Glenn Hogan – CEO of commercial real estate development firm

●	Sidney L. Monroe – Retired Certified Public Accountant

●	William G. Porter – Retired CPA and manufacturing executive

●	John T. Taylor – President of Porter Bancorp, Inc. and President and CEO of PBI Bank

●	Stephen A. Williams – President and Chief Executive Officer of Norton Healthcare

●	W. Kirk Wycoff – Managing Member of Patriot Financial Partners, L.P.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.1 billion in assets as of March 31, 2013.  Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky.  Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements.  These forward-looking statements are based on management’s current expectations.  Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800